As Filed With the Securities and Exchange Commission on March 1, 2002

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________

MEMC ELECTRONIC MATERIALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

______________________

JAMES M. STOLZE STOCK OPTION GRANT AGREEMENT
and
JONATHON P. JANSKY STOCK OPTION GRANT AGREEMENT
(Full titles of the Plans)

DAVID L. FLEISHER, ESQ.
General Counsel and Secretary
MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376
Phone: (636) 474-5000
______________________

Copy to:
BRETT M. HASTINGS, ESQ.
Thompson Coburn LLP
One Firstar Plaza
St. Louis, Missouri 63101
Phone: (314) 552-6000
Fax: (314) 552-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value	430,000 Shares	$3.93	1,689,900	$156

(1) Estimated solely for purpose of computing the Registration Fee pursuant to the provisions of Rule 457(h), based upon the average of the high and low sale prices of the common stock, $0.01 par value, of the Registrant as reported on the New York Stock Exchange on February 28, 2002.

The undersigned Registrant hereby files this Registration Statement on Form S-8 (this "Registration Statement") to register 430,000 shares of MEMC Electronic Materials, Inc. common stock, $0.01 par value (the "Common Stock"), for issuance pursuant to the terms and conditions set forth in each of the James M. Stolze Stock Option Grant Agreement and the Jonathon P. Jansky Stock Option Grant Agreement (collectively, the "Plans").

PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

(i) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

(ii) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

(iii) The Registrant's Current Reports on Form 8-K filed on October 15, 2001, November 28, 2001 and January 14, 2002; and

(iv) The description of the Company's Common Stock as contained in the Registration Statement on Form S-3, filed with the Securities and Exchange Commission on October 22, 1998, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Registrant will provide without charge to each person to whom a Prospectus with respect to the Plans is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation, as amended, contains such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Registrant's Restated Certificate of Incorporation, as amended, contains such a provision.

The Registrant has in effect a directors and officers liability insurance policy indemnifying the directors and officers of the Registrant for certain liabilities incurred by them, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Registrant pays the entire premium of this policy.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of March, 2002.

MEMC ELECTRONIC MATERIALS, INC. By /s/ Klaus R. von Hörde Klaus R. von Hörde President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James M. Stolze and David L. Fleisher, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to each of the James M. Stolze Stock Option Grant Agreement and the Jonathon P. Jansky Stock Option Grant Agreement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Klaus R. von Hörde Klaus R. von Hörde	President, Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2002
/s/ James M. Stolze James M. Stolze	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 26, 2002
/s/ John Marren John Marren	Director	February 27, 2002
/s/ James Coulter James Coulter	Director	February 28, 2002
/s/ William E. Stevens William E. Stevens	Director	February 27, 2002
/s/ Jean-Marc Chapus Jean-Marc Chapus	Director	February 27, 2002
/s/ John Danhakl John Danhakl	Director	February 28, 2002
_____________ Robert Boehlke	Director	February ___, 2002
/s/ C. Douglas Marsh C. Douglas Marsh	Director	February 28, 2002
/s/ Richard Boyce Richard Boyce	Director	February 27, 2002
/s/ William Watkins William Watkins	Director	February 28, 2002

EXHIBIT INDEX
Exhibit No.
4.1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3-a of the Registrant's Form 10-Q for the quarter ended June 30, 1995).
4.2

Certificate of Amendment of Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on June 2, 2000 (Incorporated by reference to Exhibit 3(i)(a) of the Registrant's Form 10-Q for the quarter ended June 30, 2000).

4.3	Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3(ii) of the Registrant's Form 10-Q for the quarter ended September 30, 2001).
5	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.
23.1	Consent of Thompson Coburn LLP (included in Exhibit 5).
23.2	Consent of KPMG LLP.
24	Power of Attorney (set forth on signature page hereto).
99.1	James M. Stolze Stock Option Grant Agreement.
99.2	Jonathon P. Jansky Stock Option Grant Agreement.

EXHIBIT 5

Thompson Coburn LLP
Attorneys at Law
One Firstar Plaza
St. Louis, MO 63101-1693
Telephone: (314) 552-6000
Fax: (314) 552-7000
www.thompsoncoburn.com

March 1, 2002

MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376

Re: James M. Stolze Stock Option Grant Agreement and Jonathon P. Jansky Stock Option Grant Agreement

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on March 1, 2002, by MEMC Electronic Materials, Inc., a Delaware corporation (the "Company"), pertaining to the proposed issuance by the Company of up to 430,000 shares of the Company's common stock, $.01 par value (the "Shares"), pursuant to the terms and conditions of each of the James M. Stolze Stock Option Grant Agreement and the Jonathon P. Jansky Stock Option Grant Agreement (collectively, the "Agreements"), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Incorporation, as amended, By-laws, and resolutions adopted by the Board of Directors relating to such issuance, the Agreements, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

2. The Shares to be issued by the Company pursuant to the Agreements have been duly authorized and, when issued by the Company in accordance with the Agreements, will be duly and validly issued and will be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Agreements.

Very truly yours, /s/ Thompson Coburn LLP

EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to the use of our report incorporated herein by reference.

/s/ KPMG LLP

St. Louis, Missouri
March 1, 2002

Attached Exhibits:
EXHIBIT 99.1 -	James M. Stolze Stock Option Grant Agreement.
EXHIBIT 99.2-	Jonathon P. Jansky Stock Option Grant Agreement.